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                                                            EXHIBIT 23.2





                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Profit Recovery Group International, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-30885 and 333-08707) on Form S-8 of the Profit Recovery Group International, Inc. of our report dated January 31, 1998 relating to the consolidated balance sheet of Financiere Alma, S.A. and subsidiaries as of December 31, 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the three months ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of The Profit Recovery Group International, Inc.



                                             ERNST & YOUNG ENTREPRENEURS
                                             Department d'E&Y Audit


Paris, France
February 12, 1998

                                             Any Antola